EXHIBIT 99.1

DISH and AT&T Sign Strategic Network Services Agreement

LITTLETON, COLO. and DALLAS, July 19, 2021 -- DISH (NASDAQ:DISH), announced today the signing of a transformative, long-term strategic Network Services Agreement (NSA) with AT&T, making AT&T the primary network services partner for DISH MVNO customers. Through this agreement, DISH will provide current and future customers of its retail wireless brands, including Boost Mobile, Ting Mobile and Republic Wireless, access to best-in-class coverage and connectivity on AT&T’s wireless network, in addition to the new DISH 5G network. The agreement accelerates DISH’s expansion of retail wireless distribution to rural markets where DISH provides satellite TV services. AT&T is also providing transport and roaming services as part of the agreement, to support DISH’s 5G network.

DISH is committed to providing competition in the wireless market as the nation’s fourth facilities-based carrier. The company will continue to build out the nation’s first cloud-native, OpenRAN-based 5G network reaching over 70% of the population by 2023.

“Teaming with AT&T on this long-term partnership will allow us to better compete in the retail wireless market and quickly respond to changes in our customers’ evolving connectivity needs as we build our own first-of-its kind 5G network,” said John Swieringa, DISH COO and Group President of Retail Wireless. “The agreement provides enhanced coverage and service for our Boost, Ting and Republic customers, giving them access to the best connectivity on the market today via voice, messaging, data and nationwide roaming on AT&T’s vast network, as well as DISH’s 5G network.”

AT&T has been recognized as the Nation’s Best Wireless Network two years in a row, according to America’s biggest test*. Fast, reliable and secure, AT&T 5G is available to 250 million people across the country over sub-6 spectrum and millimeter wave spectrum (AT&T 5G+), which is currently available in parts of 38 cities and at more than 20 venues, including high-traffic places like stadiums, arenas, airports and campuses. AT&T plans to cover 200 million people across the country with C-band (mid-band) 5G by the end of 2023.

For many years, AT&T has been a leader in connectivity. Between 2016 and the end of the first quarter 2021, AT&T has invested more than $140 billion into its wireless and wireline networks, including capital investments and acquisitions of wireless spectrum and operations, to support market demand for communications. The agreement allows AT&T the opportunity to use a portion of DISH’s spectrum in various markets to help support DISH customers on AT&T’s network.

“Teaming with DISH on this agreement is not only a testament to the strength of our network, but it further validates the investments we’ve made in our fiber and wireless infrastructure,” said Thaddeus Arroyo, CEO, AT&T Consumer. “We welcome DISH wireless and its customers to the nation’s largest and best wireless network for all of their streaming, data and roaming needs.”

EXHIBIT 99.1

About DISH

DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first virtualized, O-RAN 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 200 company.

For company information, visit about.dish.com.

* AT&T 4G LTE awarded best network by GWS OneScore 2020. GWS conducts drive tests for AT&T and uses the data in its OneScore analysis.

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Karen Modlin, 303-723-1850, karen.modlin@dish.com